Exhibit 10.8

Capital Increase Agreement

on

Beijing Tongmei Xtal Technology Co., Ltd.

Among

Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd.,

Beijing Tongmei Xtal Technology Co., Ltd.

and

AXT, INC.

January 2021

CAPITAL INCREASE AGREEMENT

This CAPITAL INCREASE AGREEMENT (hereinafter referred to as the “Agreement”) is entered into as of [DD] [MM], 2021 in Beijing by and among:

Party A: Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd.

Domicile: Room 603, No. 15, Lane 218, Haiji No.6 Road, Nanhui New Town, Pudong New Area, Shanghai

Legal Representative: Zhang Shuheng

Party B: Beijing Tongmei Xtal Technology Co., Ltd. (hereinafter referred to as the “Target Company” or “the Company”)

Domicile: No. 4 East Second Street, Industrial Development Zone, Tongzhou District, Beijing, PRC

Legal Representative: Morris Young

Party C: AXT, INC.

Domicile: 4281 TECHNOLOGY DR FREMONT CA 94538

Authorized Representative: Morris Young

(Party A, Party B and Party C are collectively referred to as the “Parties” herein; each party or any party is referred to as the “Party”, as the context requires)

WHEREAS,

1.	Party A is the investor of the Target Company, a limited partnership duly incorporated and validly existing in accordance with the laws of the People’s Republic of China, with its registered address at Room 603, No. 15, Lane 218, Haiji No.6 Road, Nanhui New Town, Pudong New Area, Shanghai, PRC.

2.

Party B is the Target Company, a limited liability company incorporated and validly existing in accordance with the laws of the People’s Republic of China, under the Unified Social Credit Code 91110000700004889C, with a registered capital of RMB 820.960319 million, and with its registered address at No. 4 East Second Street, Industrial Development Zone, Tongzhou District, Beijing, PRC. The legal representative of it is Morris Young.

3.	Party C is an American company listed on NASDAQ (stock code: AXTI), with its address at 4281 TECHNOLOGY DR FREMONT CA 94538.
4.	The Parties agree that Party A shall subscribe for Party B’s newly increased registered capital in accordance with the terms and conditions specified in this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows through friendly negotiation:

Article 1 Definitions and Interpretation

1.1	Unless otherwise specified in this Agreement, the following words and expressions shall have the following meanings:

Agreement	refers to this Capital Increase Agreement, including amendments and supplements made thereto from time to time;
Company, Target Company	refers to Beijing Tongmei Xtal Technology Co., Ltd.
Affiliates

refers to relevant companies whose financial statements shall be consolidated upon the current and subsequent reorganization of the Target Company in accordance with the Accounting Standards for Business Enterprises of PRC ;

Controlling Shareholder	refers to AXT, INC., a company listed on NASDAQ in the United States, with the stock code AXTI;
Articles of Association	refers to the Company’s Articles of Association, including amendments and supplements made thereto from time to time;
Capital Increase

refers to the subscription of newly increased registered capital of the Target Company by Party A with the equivalent cash in RMB of USD 90742 in accordance with the terms and conditions of this Agreement among the proposed financing of USD 90742 (Party A shall make payment in RMB. The specific amount shall be calculated as per the middle rate of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Party A makes an investment of RMB 0.600758 million)

Capital Contribution

refers to the total amount of capital contributed by Party A to the Target Company to subscribe for the newly increased registered of the Target Company in accordance with the provisions of this Agreement, that is USD 90742. (Party A shall make the contribution in RMB, and the specific amount shall be calculated by referring to the middle rate of USD against RMB (i.e. 1 U.S. dollar = 6.6205 yuan) announced by the People’s Bank of China on 2:00 p.m., November 13, 2020, i.e. Party A makes an investment of RMB 0.600758 million).

IPO	refers to the initial public offering and listing on domestic stock exchanges by the Target Company with the approval of the competent authorities;
Related Parties

The Company’s related party refers to the natural person, legal person or any other organization in any of the following circumstances: 1) the natural, legal person or any other organization that controls the Company directly or indirectly; 2) the natural person holding more than 5% shares directly or indirectly; 3) the Company’s director, supervisor or senior manager; 4) family members having close relations with the related natural person described in 1), 2) and 3), including spouse, spouse's sibling and the parents of children's spouse; 5) legal person or other organization that directly holds more than 5% shares of the Company; 6) director, supervisor, senior manager or other major leader of the legal person or other organization that controls the Company directly or indirectly; 7) legal person or other organization directly or indirectly controlled by the related legal person or natural person described in 1) – 6) or in which the aforesaid related natural person (except for chairman) acts as director or senior manager, unless it is the Company or its holding subsidiary; 8) legal person or other organization indirectly holding more than 5% shares of the Company; 9) other natural person, legal person or other organization that CSRC, Shanghai Stock Exchange or the Company judges having special relationship with the Company in accordance with the principle of substance over form, which may make the Company’s interests incline towards it.

Within the 12 months after the transaction date or upon the validity of relevant transaction agreement or implementation of relevant argument, the legal person or other organization or natural person in any of the circumstances described in the preceding paragraph shall be deemed as the Company’s related party.

The Company will not form an associated relationship with the legal person that the legal person or other organization listed in Paragraph 1 controls directly or indirectly or other organization that is under the control of the identical state-owned assets regulatory agency, except that legal representative, general manager, leader or over half of directors of the legal person or other organization double as the Company’s director, supervisor or senior manager.

PRC	refers to the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
Yuan	refers to Chinese Yuan, the statutory currency of PRC.
USD	refers to US dollar, the statutory currency of the United States.
Working Day	refers to the normal working day of banks in China (excluding Saturday, Sunday and statutory holidays of PRC).

1.2

Any reference to the terms and annexes in this Agreement refer to the terms and annexes of this Agreement (unless otherwise indicated). The annexes to this Agreement shall be deemed as an integral part of this Agreement.

1.3	Any reference to the documents in this Agreement shall include the modifications, combinations, supplements, updates and substitutions made thereto from time to time.
1.4	The terms of any law or regulation shall refer to the terms of the law or regulation revised from time to time (whether before or after the execution date of this Agreement).
1.5	The headlines are only for the convenience of reading, and shall not affect the interpretation of this Agreement.
1.6	Unless otherwise stated, if any date of implementation under this Agreement falls on a non-working day, such implementation shall be postponed to the first working day following the non-working day.

Article 2 Capital Increase

2.1Capital Increase

Prior to the signature of this Agreement, the Target Company signed relevant capital increase agreements with Liaoning Haitong Innovation Securities Investment Co., Ltd. (hereinafter referred to as “Haitong Innovation Securities”), Liaoning Haitong New Kinetic Energy Equity Investment Fund Partnership (L.P.) (hereinafter referred to as “Haitong New Kinetic Energy”) and Liaoning Haitong New Energy Low-carbon Industry Equity Investment Fund Co., Ltd. (hereinafter referred to as “Haitong New Energy”). According to agreements, Haitong Innovation Securities, Haitong New Kinetic Energy and Haitong New Energy increased an investment in RMB equivalent to USD 10 million, USD 9 million and USD 3.5 million respectively to the Target Company based on the pre-investment valuation of USD 624 million (the specific amount shall be calculated as per the middle rate of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Haitong Innovation Securities makes an investment of RMB 66.205 million, Haitong New Kinetic Energy adds an investment of RMB 59.5845 million and Haitong New Energy adds an investment of RMB 23.17175 million respectively) (the above are collectively known as “Haitong capital increase”).

Prior to the signature of this Agreement, the Target Company signed relevant capital increase agreements with Fujian Province Anxin Industry Investment Fund Partnership (L.P.) (hereinafter referred to as Anxin Industry Investment), Jinggangshan Meicheng Equity Investment Partnership (L.P.)( hereinafter referred to as Jinggangshan Meicheng), Hefei Huadeng Phase 2 Integrated Circuit Industry Investment Partnership (L.P.)( hereinafter referred to as Huadeng Phase 2), Qingdao Xinxingyi Equity Investment Fund Partnership (L.P.)( hereinafter referred to as  Qingdao Xinxing), Qiji (Hangzhou) Investment Co., Ltd.(hereinafter referred to as Hangzhou Qiji), Gongqingcheng Yihua Tongze Investment Partnership (L.P.)( hereinafter referred to as Gongqingcheng Yihua). According to agreements, Anxin Industry Investment, Jinggangshan Meicheng, Hefei Huadeng Phase 2, Qingdao Xinxing, Hangzhou Qiji and Gongqingcheng Yihua increased an investment in RMB equivalent to USD 6.797 million, USD 4.531 million , USD 5.287 million, USD 3.021 million, USD 3.021 million and USD 1.343 million respectively to the Target Company based on the pre-investment valuation of USD 624 million (the specific amount shall be calculated as per the middle rate of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Anxin Industry Investment makes an investment of RMB 45 million, Jinggangshan Meicheng adds an investment of RMB 30 million, Huadeng Phase 2 adds an investment of RMB 35 million, Qingdao Xinxing adds an investment of RMB 20 million, Hangzhou Qiji adds an investment of RMB 20 million and Gongqingcheng Yihua adds an investment of RMB 8.892 million respectively) (the above are collectively known as “Anxin capital increase”).

Prior to the signature of this Agreement, the Target Company signed relevant capital increase agreements with Sunrise Baoying (Ningbo) Investment Center (L.P.) (hereinafter referred to as Sunrise Baoying). According to agreements, Sunrise Baoying (Ningbo) Investment Center (L.P.) increased an investment in RMB equivalent to USD 1 million to the Target Company based on the pre-investment valuation of USD 624 million (the specific amount shall be calculated as per the middle rate of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Haitong Innovation Securities makes an investment of RMB 6.6205 million(the above are collectively known as “Sunrise capital increase”).

The Target Money under this Agreement agrees to attract financing of USD 90742. Party A agrees to subscribe the newly added capital of the Target Company with the equivalent cash in RMB of equivalent to USD 90742. (Party A shall make payment in RMB. The specific amount shall be calculated as per the middle rate of USD against RMB (i.e. 1 U.S. dollar = RMB 6.6205) announced by the People's Bank of China on 2:00 p.m., November 13, 2020, i.e. Party A makes an investment of RMB 0.600758 million). After this round of capital increase, on the basis of considering Haitong capital increase, Anxin capital increase, Sunrise capital increase as well as the completion of equity financing of other two investors and not considering the subsequent equity financing, Party A holds a total of 0.0135% equities of the Target Company.

2.2Purpose of Capital Contribution

All the capital contribution shall be used by Target Company for purposes related to its current main business or recombination (The specific meaning shall be subject to the supplementary agreement signed and concluded by the Parties). Except as described above, the Target Company shall not use the above capital contribution for other purposes without Party A’s prior written consent.

2.3Payment of Capital Contribution

(1) Party A shall make the payment of USD 90742 to Party B in a lump-sum within 10 working days upon the establishment of the following prerequisites: (Party A shall make the contribution in RMB, and the specific amount shall be converted by referring to the middle rate of USD against RMB announced by the People’s Bank of China on November 13, 2020, i.e. RMB 0.600758 million).

① Party B agrees upon the resolution of board of shareholders on the capital increase and relevant capital increase agreements;

② Party C agrees upon the board resolution on the capital increase and relevant capital increase agreements;

(2) The details of the bank account used by the Target Company to receive the capital contribution are as follows:

Account Name: Beijing Tongmei Xtal Technology Co., Ltd.

Account Number: 32205600822-2

Bank Name: BOC Tongzhou Branch

2.4	Completion of Capital Increase
（1）

The completion of the capital increase shall be subject to the completion of the registration of change in connection with to the capital increase with industry and commerce department and the acquisition of the renewed business license;

（2）

Party A shall use its best efforts to actively cooperate with the Target Company in going through the procedures of change, filing and reporting with the applicable market supervision and management department (industry and commerce) and the competent commercial department for the capital increase.

Article 3 Undertakings, Representations and Warrants

3.1Representations and Warranties of Party A:

(1) Party A is legally incorporated and validly existing in accordance with the laws of PRC; Party A and its shareholders are not included in the “three types of shareholders” of contractual private equity funds, asset management plans and trust plans; and Party A has obtained the qualifications of being shareholder required by laws and regulations.

(2) Party A has independent legal status and full civil capacity to enter into and perform this Agreement, and can independently act as a subject of litigation.

(3) Party A has acquired all the authorizations, approvals or filings required for the execution, delivery and performance of this Agreement and completion the transaction under this Agreement. The execution and performance of this Agreement by Party A will not violate the provisions of relevant laws and regulations and normative documents or the terms of major contractual documents that are binding upon it.

(4) Party A has prepared sufficient funds for this capital increase and the source of funds is true and legal.

3.2	Representations and Warranties of Party B and Party C:

(1) Party B and Party C have obtained internal approval and authorization for the execution and performance of this Agreement, and the authorization documents have been provided to Party A.

(2) Party B and Party C have independent legal status and full capacity for civil capacity to enter into and perform this Agreement, and can independently act as a subject of litigation.

(3) Party B and Party C undertake that they have obtained all authorizations and internal decision-making procedures necessary for the execution and performance of this Agreement and the completion of the transaction under this Agreement. The execution of this Agreement and the and performance of the obligations hereunder by Party B and Party C will not violate any agreement entered into individually or jointly as a party or the provisions of relevant laws, regulations and normative documents.

(4) As of the execution date of this Agreement, where Party C is subjected to any hostile acquisition or attempt to change Party C’s control power initiated by any subject or person, without prejudice to director's loyalty, diligence and fiduciary duties under laws of the US, Party C’s board of directors shall take actions such as issuing securities with voting rights or other priority rights in accordance with relevant provisions of applicable laws, certificate of incorporation, and articles of incorporation, so as to avoid the material change in Party C’s equity structure, board of directors and management.

Article 4 Termination of Agreement

4.1This Agreement can be terminated by the Parties by consensus.

4.2

In case of the following events, Party B and Party C are entitled to send a written notice of termination of this Agreement to Party A, and this Agreement shall be terminated as of the date of receipt of such written notice by Party A:

(1) Party A is in violation of this Agreement or any other transaction documents, and fails to rectify and remedy its default within a reasonable period as required by Party B and Party C in the written notice requesting for the rectification of such default;

(2) The representations and warranties made by Party A in this Agreement are untrue, inaccurate, or misleading, fraudulent or concealed in material respects.

4.3

In case of the following events, Party A is entitled to send a written notice of termination of this Agreement to Party B and Party C, and this Agreement shall be terminated as of the date of receipt of such written notice by Party B or Party C:

(1) Party B or Party C is in violation of this Agreement or any other transaction documents, and fails to rectify and remedy its default within a reasonable period as required by Party A in the written notice requesting for the rectification of such default;

(2) The representations and warranties made by Party B and Party C together or separately in this Agreement are untrue, inaccurate, or misleading, fraudulent or concealed in material respects.

(3) Party B and Party C fail to finish the relevant matters agreed in the written supplementary agreement by the parties.

4.4

Where this Agreement is cancelled prior to the completion of the capital increase, Party A does not need to pay any investment. Should Party A have affected the payment, Party B shall refund Party A within 10 working days upon the cancelation of this Agreement.

4.5

Upon the cancellation or termination of this Agreement, other transaction documents (if any) signed by the Parties regarding the capital increase shall be automatically cancelled or terminated with this Agreement.

4.6

Upon the termination of this Agreement, except for Article 5 (Liability for Default), Article 6 (Confidentiality), this paragraph, and Article 8 (Governing Law and Resolution of Disputes), the Parties shall neither enjoy the rights under this Agreement, nor shall assume the obligations and responsibilities under this Agreement, and nothing in this Agreement shall relieve any party from its liability for default of this Agreement incurred prior to the termination.

Article 5 Liability for Default

5.1

In case of any violation of this Agreement or any other transaction documents by any party, the breaching party shall compensate for the losses incurred thereby to other parties hereto (including related fees and expenses, interest, fines and attorney fees incurred by such default).

5.2

For the avoidance of doubt, the Parties agree that when the Agreement is terminated by the parties in accordance with relevant provisions under this Agreement, the provisions of the preceding paragraph on compensation for losses shall not affect Party A’s right to request the Target Company to return the capital contribution made.

Article 6 Confidentiality

6.1

Except as otherwise provided in this Agreement, each party to this Agreement shall treat as strictly confidential all information contained in this Agreement or received or obtained through negotiation and/or signing of this Agreement, including but not limited to any information related to the following matters, and shall not disclose or make use of such information.

(1)The existence and terms of this Agreement;

(2)Negotiations related to this Agreement; or

(3)Business activities conducted by a party to this Agreement, the party or any of its related parties.

6.2

During the Term of this Agreement and before the relevant confidential information becomes public information (hereinafter referred to as the “Confidentiality Period”), without the prior written consent of other parties hereto, each party neither may use the confidential information of other parties for any purpose other than the execution and performance of this Agreement, nor disclose or provide such confidential information to any third party other than the Parties hereto, and shall take all necessary measures to ensure that its current and future directors, officers, employees and professional consultants such as lawyers, accountants, financial consultants, etc. comply with the above-mentioned confidentiality obligations during the confidentiality period, otherwise the party shall compensate other parties for their losses.

6.3	Provided that, under the following circumstances, this Article 6 shall not prohibit the disclosure or use of any information within the following scope:
(1)	The disclosure or use required by applicable laws, any rules of the stock exchange where the shares of any party are listed, or any government agency;
(2)

Disclosure or use required for the purpose of any legal proceedings caused by this Agreement or any other agreement signed under or pursuant to this Agreement, or the disclosure is related to the tax affairs of the disclosing party and made to the tax department;

(3)

Disclosure made to any party’s officers, directors, employees, lawyers, accountants, financial consultants and other agents or representatives who need to know the information for the completion of the transactions contemplated by this Agreement or any agreement entered into under this Agreement, provided that such persons promise to comply with the provisions of Article 6 with respect to such information as if they were a party to this Agreement;

(4)	Such information can be acquired from public channels (except for acquisition by violation of the confidentiality agreement (if any) or this Agreement); or
(5)	Prior written consent for disclosure or use has been given by other parties.

Article 7 Term

7.1This Agreement shall become effective as of the date of execution by the Parties.

7.2	This Agreement will remain effective upon its commencement, unless it is cancelled or terminated in accordance with the provisions of this Agreement.

Article 8 Governing Law and Resolution of Disputes

8.1

The formation, validity, performance, alteration, termination, interpretation of this Agreement, as well as the settlement of disputes caused by or related to this Agreement, shall be governed by the laws of the PRC.

8.2

Any dispute arising from or in connection with this Agreement shall be resolved by the Parties hereto through friendly negotiation with their best efforts; the aforesaid negotiation shall commence immediately upon the notification of the dispute in writing by one party to other parties.

8.3

If the Parties cannot resolve the dispute through friendly negotiation within 30 days from the service of the notice mentioned in Article 9.2, any party is entitled to file an application with the China International Economic and Trade Arbitration Commission for arbitration applying the arbitration rules of the China International Economic and Trade Arbitration Commission in effect at the time of the arbitration. The arbitration proceedings shall be conducted in Chinese in Beijing. The arbitration award is final and binding upon the Parties.

8.4

In the event of any dispute or controversy during the arbitration period, except for the rights and obligations in connection with the dispute involved in such arbitration, each party shall continue to perform its other obligations under this Agreement (and shall be entitled to exercise its right under this Agreement).

Article 9 Notices

9.1

All notices, requests, claims, demands and other formal communications (hereinafter referred to as “Notices”) under this Agreement shall be made in writing and signed or sealed by the sender or its authorized representative. Such notice shall be delivered by hand, registered airmail or fax and other electronic communication means to the following addresses designated by the Parties:

(1) If to Party A:

Party A: Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd.

Address: Room 603, No. 15, Lane 218, Haiji No.6 Road, Nanhui New Town, Pudong
New Area, Shanghai

E-mail: steven_zhang@lumentime.com

Fax: 021-61702388

Attention: Zhang Shuheng

(2) If to Party B:

Address: No. 4 East Second Street, Zhangjiawan Industrial Development Zone,
Tongzhou District, Beijing, PRC

E-mail: ze.hao@axt.com

Fax: 010-61562245

Attention: Hao Ze

(3) If to Party C:

Address: 4281 Technology Drive, Fremont CA 94538-6339 USA

E-mail: gfischer@axt.com

Fax: (001-510) 583-5901

Attention: Gary Fischer

Any notice shall be addressed to relevant parties listed in this Article (or other recipients of other parties notified by relevant parties in accordance with the provisions of this Article).

9.2	Any notice delivered by hand, registered airmail or fax, and other electronic communication means shall be deemed to have been served:

(1) In the case of delivery by hand and obtaining of written receipt, if it is delivered before 17:00 on the working day of the place of service, the time when the written receipt is signed shall be the time of service; if it is delivered after 17:00 on the working day or at any time on the non-working day of the place of service, the notice shall be deemed as being served at 9:00 on the next working day of the place of service;

(2) If the registered airmail is domestic mail in China and is sent by express mail service with postage prepaid, it shall be deemed as being served on the fifth working day from the date of mailing;

(3) If the registered airmail is sent from or to any place outside of China and sent by international express mail service with postage prepaid, it shall be deemed to be served on the tenth working day from the date of mailing;

(4) In the case of delivery by fax or other electronic communication means, it shall be deemed as being served after sending, as evidenced by the sending report confirming the successful sending and the oral receipt confirmation (the sender shall record it in writing and sign it). Provided that, if the fax or other electronic communication is sent after 17:00 on the working day or at any time on a non-working day of the place of service, it shall be deemed as being served at 9:00 on the next working day of the place of service.

Article 10 Miscellaneous

10.1

The Parties unanimously agree that from the date of completion of the change registration for the capital increase with the industry and commerce department, the Target Company’s accumulated and newly increased undistributed profits over the years will be shared by the Target Company’s new and old shareholders after the capital increase in proportion to their respective paid-up capital.

10.2

Unless otherwise specified, the failure or delay in the exercise of any right, power or privilege under this Agreement by any party shall not be deemed as a waiver of that right, power or privilege by such party; the exercise of any right, power or privilege in whole or in part shall not be regarded as the interference with the exercise of other rights, powers or privileges.

10.3

Without prejudice to the provisions of other terms of this Agreement, if any term or part of this Agreement is determined to be invalid, illegal or unenforceable under the laws of PRC, or violation of the public interest, the validity, legality and enforceability of the remaining of the Agreement shall not be affected or impaired in any way. The Parties shall conduct friendly negotiations to agree on the term satisfactory to the Parties to substitute the invalid term.

10.4

Unless otherwise agreed in this Agreement, each party shall respectively bear the legal and other expenses incurred by itself in the preparation, negotiation and conclusion of the Agreement and other transaction documents.

10.5

This Agreement and its annexes constitute a complete agreement among the Parties hereto. Unless otherwise agreed in this Agreement, the amendment, modification, waiver, cancellation or termination of the Agreement must be signed by the Parties in a written agreement.

10.6

Matters not covered in this Agreement shall be amicably negotiated by the Parties, and a written supplementary agreement shall be executed by the Parties by consensus. The supplementary agreement shall have the same legal effect as the Agreement.

10.7	No Party shall assign any of its rights or obligations under this Agreement, unless with the prior written consent of the Parties.
10.8	This Agreement is executed in sextuplicate with one copy for each party, and the rest shall be maintained by the Target Company for future use. Each copy has the same legal effect.

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Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd. (seal)

Legal representative or authorized representative (signature):

(No text on this page, and only for the signature of Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. among Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., Beijing Tongmei Xtal Technology Co., Ltd. and AXT, INC.)

Beijing Tongmei Xtal Technology Co., Ltd. (Seal)

Legal representative or authorized representative (signature):

(No text on this page, and only for the signature of Capital Increase Agreement on Beijing Tongmei Xtal Technology Co., Ltd. among Guangshuo Semiconductor Equipment (Shanghai) Co., Ltd., Beijing Tongmei Xtal Technology Co., Ltd. and AXT, INC.)

AXT, INC.

Authorized representative (signature):